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                                                                      EXHIBIT 99

NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

Section 11(a) of the Securities Act provides that if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement.

Prior to the date of this Form 11-K, which is incorporated by reference into Gaylord Entertainment Company's filings on Form S-8 No. 333-37051, on June 14, 2002, the Gaylord Entertainment Company 401(k) Savings Plan dismissed Arthur Andersen LLP as its independent auditors. On June 14, 2002, the Gaylord Entertainment Company 401(k) Savings Plan appointed Ernst & Young LLP to replace Arthur Andersen LLP as the independent auditor of the Plan. After reasonable efforts, the Plan has been unable to obtain Arthur Andersen's current written consent to the incorporation by reference into the Gaylord Entertainment Company's filings on Form S-8 No. 333-37051 of its audit reports with respect to the Plan's financial statements as of December 31, 2000 and for the year then ended. The consent of Arthur Andersen LLP was filed last year when the Plan's financial statements for December 31, 2000 were initially filed. Under these circumstances, Rule 437a under the Securities Act permits the Plan to file this Form 11-K without a current written consent from Arthur Andersen LLP. However, as a result, Arthur Andersen LLP may not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions of a material fact required to be stated therein to the extent that a current written consent would have been required. Accordingly, Plan participants may be limited in their ability to assert a claim against Arthur Andersen LLP under Section 11(a) of the Securities Act because it has not currently consented to the incorporation by reference of its previously issued report into Gaylord Entertainment Company's filing on Form S-8 No. 333-37051.


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